Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of WPCS International Incorporated on Amendment No. 3 to Form S-4 (File No. 333-220891) of our report dated July 21, 2017, with respect to our audits of the consolidated financial statements of WPCS International Incorporated and Subsidiaries as of April 30, 2017 and 2016 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

December 13, 2017